THE CHEFS' WAREHOUSE, INC. 8-K

Exhibit 99.1

The Chefs’ Warehouse Reports Fourth Quarter 2016 Financial Results
Net sales Growth of 17.0%
Ridgefield, CT, February 21, 2017 – The Chefs’ Warehouse, Inc. (NASDAQ: CHEF), a premier distributor of specialty food products in the United States and Canada, today reported financial results for its fourth quarter and year ended December 30, 2016.

Financial highlights for the fourth quarter of 2016 compared to the fourth quarter of 2015:

•	Net sales increased 17.0% to $342.9 million for the fourth quarter of 2016 from $293.1 million for the fourth quarter of 2015.

•	GAAP net income was $9.1 million or $0.34 per diluted share, for the fourth quarter of 2016 compared to $6.7 million, or $0.25 per diluted share, in the fourth quarter of 2015.

•	Modified pro forma earnings per diluted share[1] was $0.18 for the fourth quarter of 2016 compared to $0.26 for the fourth quarter of 2015.

•	Adjusted EBITDA[1] was $19.9 million for the fourth quarter of 2016 compared to $20.8 million for the fourth quarter of 2015.

“We continued to show very strong and consistent growth in our business during the fourth quarter. We also continued to make great progress in our protein businesses as margins improved in line with expectations,” said Chris Pappas, chairman and chief executive officer of The Chefs' Warehouse, Inc. “In 2017 we will continue to focus on building our specialty business, improving margins and processes in our protein companies and facilitating cross sell opportunities between our specialty and protein business units. We are excited to have the consolidation of our MT Food Service acquisition into our Chicago operation completed. We are also continuing to invest in our technology platform as we accelerate the rollout of our ecommerce platform, which will enable a much more seamless online customer experience.”

Fourth Quarter Fiscal 2016 Results
Net sales for the quarter ended December 30, 2016 increased 17.0% to $342.9 million from $293.1 million for the quarter ended December 25, 2015. Organic growth contributed $33.8 million, or 11.5% to sales growth in the quarter, which included an extra week in the fiscal fourth quarter of 2016. The Company estimates that extra week contributed approximately $24.1 million of net sales to the fourth quarter. The remaining sales growth of $16.0 million, or 5.5% resulted from the acquisition of M.T. Food Service, Inc. on June 27, 2016. Compared to the fourth quarter of 2015, case counts in the Company’s specialty division grew approximately 7.3%, adjusted for the impact of the extra week in the fiscal quarter, while the number of unique customers and placements grew 6.6% and 6.1%, respectively, in the core specialty business in the fourth quarter of 2016. Pounds sold in the Company’s protein division decreased 2.3% for the fourth quarter of 2016 compared to the prior year quarter, adjusted for the estimated impact of the extra week in the fiscal quarter of 2016. Deflation was approximately 1.8% during the quarter, consisting of 1.6% deflation in the specialty division and deflation of 2.1% in the protein division.

Gross profit increased approximately 15.6% to $89.1 million for the fourth quarter of 2016 from $77.1 million for the fourth quarter of 2015. Gross profit margin decreased approximately 33 basis points to 26.0% from 26.3%. Gross profit margins decreased approximately 106 basis points in the Company’s specialty division, due in part to the acquisition of MT Food Service, compared to a very strong prior year comparison. Gross profit margins increased approximately 84 basis points in the protein division as performance in each of the Company’s protein business units continues to improve.

1Please see the Consolidated Statements of Operations at the end of this earnings release for a reconciliation of EBITDA, Adjusted EBITDA, modified pro forma net income and modified pro forma EPS to these measures' most directly comparable GAAP measure.

Total operating expenses increased by approximately 7.5% to $66.7 million for the fourth quarter of 2016 from $62.0 million for the fourth quarter of 2015. As a percentage of net sales, operating expenses were 19.4% in the fourth quarter of 2016 compared to 21.2% in the fourth quarter of 2015. The decrease in the Company’s operating expense ratio is largely attributable to the gain from the reduction of the Company’s estimated earn-out liability related to the Del Monte acquisition, offset in part by increased warehouse and delivery labor costs, higher occupancy expense related to the Company’s increased warehouse capacity and investments in management personnel.

Operating income for the fourth quarter of 2016 was $22.4 million compared to $15.1 million for the fourth quarter of 2015. The increase in operating income was driven primarily by higher gross profit offset in part by higher operating expenses, as discussed above. As a percentage of net sales, operating income was 6.5% in the fourth quarter of 2016 compared to 5.1% in the fourth quarter of 2015.

Interest expense increased to $6.4 million for the fourth quarter of 2016 compared to $3.7 million in the fourth quarter of 2015 due to higher levels of debt and financing costs as a result of the Company’s previously disclosed refinancing completed on June 22, 2016.

Net income for the fourth quarter of 2016 was $9.1 million, or $0.34 per diluted share, compared to net income of $6.7 million, or $0.25 per diluted share, for the fourth quarter of 2015.

Adjusted EBITDA1 was $19.9 million for the fourth quarter of 2016 compared to $20.8 million for the fourth quarter of 2015. For the fourth quarter of 2016, modified pro forma net income1 was $4.7 million and modified pro forma EPS1 was $0.18 compared to modified pro forma net income of $7.0 million and modified pro forma EPS of $0.26 for the fourth quarter of 2015.

Full Year 2017 Guidance
Based on current trends in the business, the Company is providing the following financial guidance for fiscal year 2017:

•	Net sales between $1.25 billion and $1.28 billion

•	Gross profit between $320.0 million and $330.0 million

•	Net income between $9.0 million and $10.5 million

•	Net income per diluted share between $0.34 and $0.40

•	Adjusted EBITDA between $62.0 million and $66.0 million

•	Modified pro forma net income per diluted share between $0.34 and $0.41

This guidance is based on an effective tax rate of approximately 41.5% to 42.0% and fully diluted shares of approximately 26.5 million shares. Note that the Company does not expect the outstanding convertible notes to be dilutive and accordingly those convertible shares are not included in the fully diluted share count.

Fourth Quarter 2016 Earnings Conference Call
The Company will host a conference call to discuss fourth quarter 2016 financial results today at 5:00 p.m. EST. Hosting the call will be Chris Pappas, chairman and chief executive officer, and John Austin, chief financial officer. The conference call will be webcast live from the Company’s investor relations website at http://investors.chefswarehouse.com/. The call can also be accessed live over the phone by dialing (877) 407-4018, or for international callers (201) 689-8471. A replay will be available one hour after the call and can be accessed by dialing (844) 512-2921 or (412) 317-6671 for international callers; the conference ID is 13654351. The replay will be available until Tuesday, February 28, 2017, and an online archive of the webcast will be available on the Company’s investor relations website for 30 days.

Forward-Looking Statements
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements include, but are not limited to, the Company's ability to successfully deploy its operational initiatives to achieve synergies from the acquisition of the Del Monte entities; the Company's sensitivity to general economic conditions, including the current economic environment, changes in disposable income levels and consumer discretionary spending on food-away-from-home purchases; the Company's vulnerability to economic and other developments in the geographic markets in which it operates; the risks of supply chain interruptions due to a lack of long-term contracts, severe weather or more prolonged climate change, work stoppages or otherwise; the risk of loss of customers due to the fact that the Company does not customarily have long-term contracts with its customers; the risks of loss of revenue or reductions in operating margins in the Company’s protein business as a result of competitive pressures within this segment of the Company’s business; changes in the availability or cost of the Company's specialty food products; the ability to effectively price the Company's specialty food products and reduce the Company's expenses; the relatively low margins of the foodservice distribution industry and the Company's and its customers' sensitivity to inflationary and deflationary pressures; the Company's ability to successfully identify, obtain financing for and complete acquisitions of other foodservice distributors and to integrate and realize expected synergies from those acquisitions; the Company's ability to service customers from its new Chicago, San Francisco and Las Vegas distribution centers and the expenses associated therewith; increased fuel cost volatility and expectations regarding the use of fuel surcharges; fluctuations in the wholesale prices of beef, poultry and seafood, including increases in these prices as a result of increases in the cost of feeding and caring for livestock; the loss of key members of the Company's management team and the Company's ability to replace such personnel; and the strain on the Company's infrastructure and resources caused by its growth. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. A more detailed description of these and other risk factors is contained in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 4, 2016 and other reports filed by the Company with the SEC since that date. The Company is not undertaking to update any information in the foregoing report until the effective date of its future reports required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company's control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

About The Chefs’ Warehouse
The Chefs' Warehouse, Inc. (http://www.chefswarehouse.com) is a premier distributor of specialty food products in the United States and Canada focused on serving the specific needs of chefs who own and/or operate some of the nation's leading menu-driven independent restaurants, fine dining establishments, country clubs, hotels, caterers, culinary schools, bakeries, patisseries, chocolatiers, cruise lines, casinos and specialty food stores. The Chefs' Warehouse, Inc. carries and distributes more than 43,000 products to more than 28,000 customer locations throughout the United States and Canada.

Contact:
Investor Relations
John Austin, (718) 684-8415

THE CHEFS' WAREHOUSE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FISCAL QUARTERS AND YEARS ENDED DECEMBER 30, 2016 AND DECEMBER 25, 2015
(in thousands except share amounts and per share data)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 30, 2016	December 25, 2015	December 30, 2016	December 25, 2015
	(unaudited)		(unaudited)
Net Sales	$342,904	$293,089	$1,192,866	$1,046,878
Cost of Sales	253,840	216,021	891,649	778,167
Gross Profit	89,064	77,068	301,217	268,711

Operating Expenses	66,660	61,994	253,978	228,311
Operating Income	22,404	15,074	47,239	40,400

Interest Expense	6,361	3,673	41,632	12,984
Loss (Gain) on Disposal of Assets	(112)	45	(69)	(295)
Income Before Income Taxes	16,155	11,356	5,676	27,711

Provision for Income Tax Expense	7,013	4,701	2,653	11,502

Net Income	$9,142	$6,655	$3,023	$16,209

Net Income Per Share:
Basic	$0.35	$0.26	$0.12	$0.63
Diluted	$0.34	$0.25	$0.12	$0.63

Weighted Average Common Shares Outstanding:
Basic	25,942,327	25,870,644	25,919,480	25,532,172
Diluted	27,249,659	27,169,323	26,029,609	26,508,994

THE CHEFS' WAREHOUSE, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 30, 2016 AND DECEMBER 25, 2015
(in thousands)

	December 30, 2016	December 25, 2015
	(unaudited)
Cash	32,862	2,454
Accounts receivable, net	128,030	124,139
Inventories, net	87,498	92,758
Prepaid expenses and other current assets	16,101	9,164
Total current assets	264,491	228,515

Equipment and leasehold improvements, net	62,183	54,283
Software costs, net	5,927	4,511
Goodwill	163,784	155,816
Intangible assets, net	131,131	132,211
Other assets	6,022	4,467
Total assets	$633,538	$579,803

Accounts payable	$65,514	$64,888
Accrued liabilities	21,196	24,258
Accrued compensation	5,748	7,732
Current portion of long-term debt	14,795	6,266
Total current liabilities	107,253	103,144

Long-term debt, net of current portion	317,725	267,349
Deferred taxes, net	6,958	4,060
Other liabilities	7,842	17,286
Total liabilities	439,778	391,839

Preferred stock	—	—
Common stock	263	263
Additional paid in capital	127,180	125,170
Cumulative foreign currency translation adjustment	(2,186)	(2,949)
Retained earnings	68,503	65,480
Stockholders' equity	193,760	187,964

Total liabilities and stockholders' equity	$633,538	$579,803

THE CHEFS' WAREHOUSE, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE FISCAL YEARS ENDED  DECEMBER 30, 2016 AND DECEMBER 25, 2015
(in thousands)

	December 30, 2016	December 25, 2015
	(unaudited)
Cash flows from operating activities:
Net Income	$3,023	$16,209

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,082	5,960
Amortization	11,433	9,453
Provision for allowance for doubtful accounts	3,224	2,909
Deferred credits	1,568	850
Deferred taxes	3,679	(809)
Amortization of deferred financing fees	1,807	1,228
Loss on debt extinguishment	22,310	—
Stock compensation	2,579	3,539
Gain on disposal of assets	(69)	(295)
Change in fair value of earn-out liability	(10,031)	558
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(2,503)	(11,055)
Inventories	7,038	(6,109)
Prepaid expenses and other current assets	(7,168)	1,314
Accounts payable and accrued liabilities	(1,061)	15,351
Other liabilities	(2,882)	(471)
Other assets	(1,115)	(905)
Net cash provided by operating activities	38,914	37,727

Cash flows from investing activities:
Capital expenditures	(16,623)	(21,656)
Proceeds from asset disposals	550	16,187
Cash paid for acquisitions, net of cash received	(19,742)	(123,831)
Net cash used in investing activities	(35,815)	(129,300)

Cash flows from financing activities:
Payment of Debt	(158,880)	(23,893)
Proceeds from issuance of debt	315,810	25,000
Net change in revolving credit facility	(93,382)	93,382
Cash paid for deferred financing fees	(7,782)	(1,012)
Cash paid for debt extinguishment expenses	(21,219)	—
Cash paid for contingent earn-out obligation	(6,743)	(1,420)
Excess tax benefits on stock compensation	—	81
Surrender of shares to pay withholding taxes	(570)	(1,092)
Net cash provided by (used in) financing activities	27,234	91,046

Effect of foreign currency translation adjustment on cash	75	(347)

Net decrease in cash and cash equivalents	30,408	(874)
Cash and cash equivalents at beginning of period	2,454	3,328
Cash and cash equivalents at end of period	$32,862	$2,454

THE CHEFS' WAREHOUSE, INC.
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA TO NET INCOME
FISCAL QUARTERS AND YEARS ENDED DECEMBER 30, 2016 AND DECEMBER 25, 2015
(unaudited; in thousands)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 30, 2016	December 25, 2015	December 30, 2016	December 25, 2015
Net Income:	$9,142	$6,655	$3,023	$16,209
Interest expense (2)	6,361	3,673	41,632	12,984
Depreciation	2,116	1,741	7,082	5,960
Amortization	2,729	2,699	11,433	9,453
Provision for income tax expense	7,013	4,701	2,653	11,502
EBITDA (1)	27,361	19,469	65,823	56,108

Adjustments:
Stock compensation (3)	670	670	2,579	1,889
Duplicate rent (4)	196	125	824	972
Integration and deal costs/third party transaction costs (5)	—	70	424	4,546
Change in fair value of earn-out obligation (6)	(8,431)	251	(10,031)	558
Moving expenses (7)	127	172	638	567

Adjusted EBITDA (1)	$19,923	$20,757	$60,257	$64,640

1.
We are presenting EBITDA and Adjusted EBITDA, which are not measurements determined in accordance with the U.S. generally accepted accounting principles, or GAAP, because we believe these measures provide additional metrics to evaluate our operations and which we believe, when considered with both our GAAP results and the reconciliation to net income, provide a more complete understanding of our business than could be obtained absent this disclosure. We use EBITDA and Adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of EBITDA and Adjusted EBITDA as performance measures permits a comparative assessment of our operating performance relative to our performance based upon GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.

2.
Interest expense includes the write-off of deferred financing fees for the refinancing of our term loan and revolving credit facility and the prepayment penalties for the early extinguishment of our senior secured notes

3.	Represents non-cash stock compensation expense associated with awards of restricted shares of our common stock and stock options to our key employees and our independent directors.

4.	Represents duplicate rent expense for our Bronx, NY, Chicago, IL and San Francisco, CA distribution facilities.

5.	Represents transaction related costs incurred to complete and integrate acquisitions, including due diligence, legal, integration, and cash and non-cash stock transaction bonuses.

6.	Represents the non-cash change in fair value of contingent earn-out liabilities related to our acquisitions.

7.	Represents moving expenses for the consolidation of our San Francisco, CA and Los Angeles, CA facilities.

THE CHEFS' WAREHOUSE, INC.
RECONCILIATION OF MODIFIED PRO FORMA NET INCOME TO NET INCOME
FISCAL QUARTERS AND YEARS ENDED DECEMBER 30, 2016 AND DECEMBER 25, 2015
(unaudited; in thousands except share amounts and per share data)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 30, 2016	December 25, 2015	December 30, 2016	December 25, 2015
Net Income	$9,142	$6,655	$3,023	$16,209

Adjustments to Reconcile Net Income to Modified Pro Forma Net Income (1):
Duplicate rent (2)	196	125	824	972
Integration and deal costs/third party transaction costs (3)	—	70	424	4,546
Moving expenses (4)	127	172	638	567
Change in fair value of earn-out obligation (5)	(8,431)	251	(10,031)	558
Debt refinance costs (6)	—	—	22,310	—
Tax effect of adjustments (7)	3,665	(256)	(5,601)	(2,757)

Total Adjustments	(4,443)	111	(14,148)	3,329

Modified Pro Forma Net Income	$4,699	$6,766	$(11,125)	$19,538

Diluted Earnings per Share - Modified Pro Forma	$0.18	$0.26	$0.44	$0.77

Diluted Shares Outstanding - Modified Pro Forma	27,249,659	27,169,323	27,266,983	26,508,994

1.
We are presenting modified pro forma net income and modified pro forma EPS, which are not measurements determined in accordance with U.S. generally accepted accounting principles, or GAAP, because we believe these measures provide additional metrics to evaluate our operations and which we believe, when considered with both our GAAP results and the reconciliation to net income available to common stockholders, provide a more complete understanding of our business than could be obtained absent this disclosure. We use modified pro forma net income available to common stockholders and modified pro forma EPS, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of modified pro forma net income available to common stockholders and modified pro forma EPS as performance measures permits a comparative assessment of our operating performance relative to our performance based upon our GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.

2.	Represents duplicate rent expense for our Bronx, NY, Chicago, IL and San Francisco, CA distribution facilities.

3.	Represents transaction related costs incurred to complete and integrate acquisitions, including due diligence, legal, integration and cash and non-cash stock transaction bonuses.

4.	Represents moving expenses for the consolidation of our San Francisco, CA and Los Angeles, CA facilities.

5.	Represents the non-cash change in fair value of contingent earn-out liabilites related to our acquisitions.

6.	Represents write-off of deferred financing fees for the refinancing of our term loan and revolving credit facility and the prepayment penalties for settlement of our senior secured notes.

7.	Represents the tax effect of items 2 through 6 above.

8.	Represents the results of a New York state tax audit for the fiscal years 2010 through 2013 which are reflected in fiscal 2014.

9.	Represents the tax effect of items 2 through 7 above.

THE CHEFS' WAREHOUSE, INC.
RECONCILIATION OF ADJUSTED EBITDA GUIDANCE FOR FISCAL 2017
(unaudited; in thousands)

	Low-End Guidance	High-End Guidance
Net Income:	$9,000	$10,500
Provision for income tax expense	6,500	7,500
Depreciation & amortization	21,000	21,500
Interest expense	22,000	22,500
EBITDA (1)	58,500	62,000

Adjustments:
Stock compensation (2)	3,400	3,700
Duplicate occupancy and moving costs (3)	100	300

Adjusted EBITDA (1)	$62,000	$66,000

1.
We are presenting estimated EBITDA and Adjusted EBITDA, which are not measurements determined in accordance with the U.S. generally accepted accounting principles, or GAAP, because we believe these measures provide additional metrics to evaluate our currently estimated results and which we believe, when considered with both our estimated GAAP results and the reconciliation to our estimated net income, provide a more complete understanding of our business than could be obtained absent this disclosure. We use EBITDA and Adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our performance relative to our performance based upon GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.

2.	Represents non-cash stock compensation expense expected to be associated with awards of restricted shares of our common stock to our key employees and our independent directors.

3.
Represents occupancy costs, including rent, utilities and insurance, and moving costs expected to be incurred in connection with the Company's facility consolidations while we are unable to use those facilities.

THE CHEFS' WAREHOUSE, INC.
2017 FULLY DILUTED EPS GUIDANCE RECONCILIATION TO 2017 MODIFIED
PRO FORMA FULLY DILUTED EPS GUIDANCE (1)(2)

	Low-End	High-End
	Guidance	Guidance

Net income per diluted share	$0.34	$0.40

Duplicate occupancy and moving costs (3)	—	0.01

Modified pro forma net income per diluted share	$0.34	$0.41

1.
We are presenting estimated modified pro forma EPS, which is not a measurement determined in accordance with U.S. generally accepted accounting principles, or GAAP, because we believe this measure provides an additional metric to evaluate our currently estimated results and which we believe, when considered with both our estimated GAAP results and the reconciliation to estimated net income per diluted share, provides a more complete understanding of our expectations for our business than could be obtained absent this disclosure. We use modified pro forma EPS, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of modified pro forma EPS as a performance measure permits a comparative assessment of our expectations regarding our estimated operating performance relative to our estimated operating performance based on our GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.

2.	Guidance is based upon an estimated effective tax rate of 41.5% to 42.0% and an estimated fully diluted share count of approximately 26.5 million shares.

3.
Represents occupancy costs, including rent, utilities and insurance, and moving costs expected to be incurred in connection with the Company's facility consolidations while we are unable to use those facilities.